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                                                                   Exhibit 10(i)


                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Security Equity Separate Account Twenty-Seven on Form N-4 of our report dated February 21, 2003, October 31, 2003 as to Note 6, relating to Security Equity Separate Account Twenty-Six and Security Equity Separate Account Twenty-Seven, and our report dated February 19, 2003, relating to Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Statement of Additional Information, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York
October 31, 2003